Exhibit 8.2

HARRIS LAW FIRM PC

600 CONGRESS AVENUE, SUITE 200

AUSTIN, TX 78701

•     www.harrislawusa.com     •

HOUSTON OFFICE: 7500 SAN FELIPE, SUITE 600 HOUSTON, TX 77063	T. ALAN HARRIS DIRECT: 512.732.7377 or 713.781.1156 FAX: 877.876.8913 alan.harris@harrislawusa.com

August 10, 2015

Patriot Bancshares, Inc.

7500 San Felipe, Suite 125

Houston, Texas 77063

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Patriot Bancshares, Inc., a Texas corporation (“Patriot”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 27, 2015, by and among Green Bancorp, Inc., a Texas corporation (“Green”), Patriot Merger Sub Corp., a Texas corporation and a wholly owned subsidiary of Green (“Merger Sub”), and Patriot, pursuant to which (i) Merger Sub will merge with and into Patriot, with Patriot surviving as a wholly owned subsidiary of Green (the “Merger”), and all shares of Patriot common stock, par value $0.50 per share (“Patriot Common Stock”) outstanding immediately prior to the time the Initial Merger becomes effective (the “Effective Time”) will be converted into the right to receive, in the aggregate, up to 10,757,273 shares of common stock, par value $0.01 per share, of Green (“Green Common Stock”); and (ii) immediately thereafter, Patriot will merge with and into Green, with Green continuing as the surviving corporation (the “Second-Step Merger,” and together with the Merger, the “Integrated Mergers”).  At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2015 (File No. 333-205495) as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Integrated Mergers.

In rendering this Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, and such other documents and records as we have deemed necessary and relevant for purposes of this Opinion.  In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Patriot and Green, including those set forth in letters dated as of the date hereof from an officer of each of Patriot and Green (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or

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August 10, 2015

belief. We have assumed that the Representation Letters will be re-executed by appropriate officers and that we will render our opinion pursuant to Section 7.3(c) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Patriot and Green, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have consequently assumed that the information presented in the Representation Letters, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our Opinion. We have also assumed that the Integrated Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the legal authorities upon which this Opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled.  Although this Opinion represents our best legal judgment, it has no binding effect or official status of any kind, and there can be no assurance that the IRS will not take a contrary position or that a court would agree with our Opinion if litigated.

Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers,” we are of the opinion that, under current law, the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Integrated Mergers to holders of Patriot Common Stock will be as described in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers.”

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement (including the Integrated Mergers), any transaction related thereto, or of owning Green Common Stock.. This Opinion is being furnished solely for the benefit of Patriot in connection with the Integrated Mergers and the Registration Statement and may not be used or relied upon by any other party or for any other purpose. This Opinion is expressed as of the date hereof, and we disclaim any undertaking to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any

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August 10, 2015

information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

HARRIS LAW FIRM PC

By:	/s/ T. Alan Harris
T. Alan Harris, Shareholder